DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Filed in the Office of	Business Number C6557-1984
Dean Heller	Filing Number 20050298637-02
Secretary of State	Filed On 08/02/2005
State Of Nevada	Number of Pages 1

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Axion Spatial Imaging, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The name of the Corporation shall be changed to:

Foster Grayson, Inc. .

Capital Stock: The authorized common stock shall remain at one hundred million (100,000,000) shares at a par value of $0.001

Additionally the current issued and outstanding shares of the Corporation will be reverse split as follows:
One (1) new common share to be issued for six hundred (600) old shares of common stock;

One (1) new common non-voting share to be issued for two thousand (2,000) old common non-voting shares and are hereby converted to common voting stock with all rights of common stock with a par value of $0.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 52%

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): - Corene L. Dion

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.